KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2015 Second Quarter and First Half Financial Results

Kingston, NY — August 12, 2015 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line regional property and casualty insurance holding company, today announced its financial results for the second quarter and six months ended June 30, 2015. The Company will also host its conference call on August 13, 2015 at 8:30 a.m. ET

Quarterly highlights (all comparisons to the prior year period)

- Direct written premiums (excluding commercial auto) increase 21.0% (14.4% including commercial auto)
- Net income increased 75.6% to $2.4 million
- Earnings per share increased 77.8% to $0.32 per diluted share
- Net combined ratio of 68.5%

Kingstone Announces Quarterly Dividend of $.05 per share

The Company also announced that its Board of Directors declared a quarterly dividend in the amount of $0.05 per share payable on September 15, 2015 to stockholders of record at the close of business on August 31, 2015. The dividend represents the 17th consecutive quarterly dividend declared by the Company.

Financial Highlights ($ in thousands except per share data)	Three Months Ended June 30,			Six Months Ended June 30,		
	2015	2014	% Change	2015	2014	% Change
Direct written premiums*	$ 23,166	$ 20,251	14.4%	$ 42,656	$ 36,598	16.6%
Net written premiums*	$ 13,132	$ 8,501	54.5%	$ 24,010	$ 15,086	59.2%
Net premiums earned	$ 10,866	$ 6,429	69.0%	$ 21,252	$ 12,356	72.0%
Total ceding commissions revenue	$ 3,655	$ 3,706	-1.4%	$ 6,745	$ 7,087	-4.8%
Net investment income	$ 626	$ 452	38.5%	$ 1,200	$ 831	44.4%
U.S. GAAP Net income	$ 2,379	$ 1,355	75.6%	$ 2,762	$ 1,682	64.2%
U.S GAAP Diluted EPS	$ 0.32	$ 0.18	77.8%	$ 0.38	$ 0.23	65.2%
Comprehensive income	$ 1,511	$ 1,840	-17.9%	$ 2,404	$ 2,617	-8.1%
Net operating income *	$ 2,378	$ 1,266	87.8%	$ 2,805	$ 1,469	90.9%
Net operating income diluted EPS *	$ 0.32	$ 0.17	88.2%	$ 0.39	$ 0.20	95.0%
Return on average equity (annualized)	22.9%	9.2%	13.7 pts	13.4%	14.7%	-1.3 pts
Net loss ratio	43.9%	46.8%	-2.9 pts	55.7%	59.3%	-3.6 pts
Net underwriting expense ratio	24.6%	24.0%	0.6 pts	27.2%	23.3%	3.9 pts
Net combined ratio	68.5%	70.8%	-2.3 pts	82.9%	82.6%	0.3 pts
Effect of catastrophes on net combined ratio	3.1 pts	0.0 pts	3.1 pts	15.5 pts	11.8 pts	3.7 pts
Net combined ratio excluding the effect of catastrophes	65.4%	70.8%	-5.4 pts	67.4%	70.8%	-3.4 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented, "We achieved an overall increase of 14.4% in direct written premiums during the quarter, which after factoring out the run-off of our commercial auto book amounts to an increase of 21.0% in our continuing lines of business. Net premiums earned improved 123.1% and 39.8% in our personal and commercial lines, respectively. We were also pleased to secure favorable reinsurance terms for July 1, 2015 renewals, which is a continuation of our strategy to protect our balance sheet and reduce Kingstone's reliance on quota share, allowing us to retain more of the profitable business we write. As a result of a larger base of premiums from our gradual reduction in quota share reinsurance, Kingstone reported improved year-over-year net income and Earnings Per Share."

"Effective July 1, 2015, the Company entered into a new quota share treaty covering its Personal Lines business. The new treaty further reduced the quota share to 40%, down from the 55% ceded during the prior treaty and from 75% in prior years. In addition to our retaining more of the business we originate, we changed our treaty terms from a "gross treaty," which included a proportional share of our catastrophe coverage needs, to a treaty exclusive of catastrophe coverage or a "net" treaty. As a result, we directly purchased all of our catastrophe reinsurance, protecting the Company from a 1-in-145 year storm for a total of $176,000,000 of coverage. We purchased reinstatement premium protection on the $16,000,000 first layer. In the event that our winter storm losses exceed $4,000,000 (same as last year in spite of our growth), or another type of catastrophe event such as a hurricane, Kingstone has effectively prepaid the reinstatement premium costs on the most costly layer of coverage. Kingstone will now retain $2,400,000 of losses, or 60% of the overall $4,000,000 retention. Under the new net treaty's terms, the incremental decline in ceding commission income triggered by a catastrophe should amount to less than $1,000,000. Compare this to the impact that Superstorm Sandy had on commission income, when our commission income declined by approximately $3,766,000."

<u>2015 Second Quarter and First Half Financial Review</u>

Net Income:

Net income increased 75.6% to $2.4 million during the three month period ended June 30, 2015, compared to net income of $1.4 million in the prior-year period. The increase can be attributed to a 69.0% increase in net premiums earned as a result of changes in quota share reinsurance, increased net investment income, and a decrease in the net loss ratio, partially offset by a higher net underwriting expense ratio. For the six months ended June 30, 2015, net income increased to $2.8 million from $1.7 million in the prior year period.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.32 per diluted share for the three months ended June 30, 2015, compared to $0.18 per diluted share for the three months ended June 30, 2014. EPS for the three month period ended June 30, 2015 was based on 7.4 million diluted weighted average shares outstanding. For the six months ended June 30, 2015, EPS was $0.38 per diluted share compared to $0.23 in the prior year period.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:
Direct written premiums[1] for the second quarter of 2015 were $23.2 million, an increase of 14.4% from $20.3 million in the prior year period. The increase is attributable to an 18% increase in the total number of policies in-force as of June 30, 2015 from June 30, 2014. For the six months ended June 30, 2015, direct written premiums increased 16.6% to $42.7 million, compared to $36.6 million in the prior year period.

The Company's growth rate for its continuing lines of business was 21.0% during the period. The Company began to non-renew its existing commercial auto policies beginning with those effective May 1, 2015. In the second quarter of 2015, commercial auto premiums written declined to $44,517, compared to $1.1 million in the second quarter of 2014. As of June 30, 2015, commercial auto represented less than 1% of total policies in force.

Net written premiums[1] increased 54.5% to $13.1 million during the three month period ended June 30, 2015 from $8.5 million in the prior year period. For the six months ended June 30, 2015, net written premiums increased 59.2% to $24.0 million, compared to $15.1 million in the prior year period.

Net premiums earned for second quarter ended June 30, 2015 increased 69.0% to $10.9 million, compared to $6.4 million in the second quarter ended June 30, 2014. The increase was primarily due to the Company's continuing growth along with it retaining a higher percentage of its premiums due to the reduction of the quota share percentage in its personal lines quota share treaty and the elimination of the commercial lines treaty on July 1, 2014. For the six months ended June 30, 2015, net premiums earned increased 72.0% to $21.3 million from $12.4 million in the prior year period.

Net Loss Ratio:
The net loss ratio during the three month period ended June 30, 2015 was 43.9% compared to 46.8% in the three month period ended June 30, 2014. For the six months ended June 30, 2015, the Company's net loss ratio was 55.7%, compared to 59.3% in the prior year period.

Net Underwriting Expense Ratio:
Kingstone's net underwriting expense ratio was 24.6% during the second quarter ended June 30, 2015, compared to 24.0% in the prior year period. The increase was due to the individual components of provisional ceding commission revenue, commission expense and other underwriting expenses and their relation to the increase in net premiums earned as a result of the additional retention resulting from the Cut-offs to our quota share treaties on July 1, 2014. For the six months ended June 30, 2015, the Company's net underwriting expense ratio increased to 27.2% from 23.3% in the prior year period.

Net Combined Ratio:
Kingstone's net combined ratio was 68.5% for the three month period ended June 30, 2015, compared to 70.8% for the prior year period. For the six months ended June 30, 2015, the Company's net combined ratio was 82.9%, compared to 82.6% in the prior year period.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $75.2 million at June 30, 2015, compared to $74.2 million at December 31, 2014. The Company's investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 87.0% of total investments at June 30, 2015, and 87.5% at December 31, 2014. The Company's effective duration on its fixed-income portfolio is 5.4 years.

Net investment income increased 38.5% to $0.6 million for the second quarter of 2015 from $0.5 million in the prior year period, largely due to an increase in invested assets. The taxable equivalent investment yield, excluding cash, was 4.85% at June 30, 2015 and 4.86% at June 30, 2014.

Accumulated Other Comprehensive Income (AOCI) net of tax

During the quarter ended June 30, 2015 AOCI declined by $868,000 to $588,000. For the six months ended June 30, 2015, AOCI declined by $358,000 to $588,000.

Book Value

The Company's book value per share at June 30, 2015 was $5.73, an increase of 2.9% compared to $5.57 at March 31, 2015, and up 10.6% from $5.18 at June 30, 2014.

	30-Jun-15	31-March-15	31-Dec-14	30-Sep-14	30-Jun-14
Book Value Per Share	$5.73	$5.57	$5.54	$5.35	$5.18
% Increase from specified period to June 30, 2015		*2.9%*	*3.4%*	*7.1%*	*10.6%*

Conference Call Details

Management will discuss the Company's operations and its financial results in a conference call on Thursday, August 13, 2015, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2015 Second Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

Definitions of Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measurers, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended June 30,			Six Months Ended June 30		
	2015	2014	% Change	2015	2014	% Change
(000's except percentages)						
Direct and Net Written Premiums Reconciliation:						
Direct written premiums	**$ 23,166**	**$ 20,251**	**14.4%**	**$ 42,656**	**$ 36,598**	**16.6%**
Assumed written premiums	14	8	75.0%	22	16	37.5%
Ceded written premiums	(10,048)	(11,758)	(14.5)%	(18,668)	(21,528)	(13.3)%
Net written premiums	13,132	8,501	54.5%	24,010	15,086	59.2%
Change in unearned premiums	(2,266)	(2,072)	9.4%	(2,758)	(2,730)	1.0%
Net premiums earned	**$10,866**	**$ 6,429**	**69.0%**	**$ 21,252**	**$ 12,356**	**72.0%**

<u>Net operating income</u> - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income. Management uses net operating income, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company's overall profitability.

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014		Six Months Ended June 30, 2015		Six Months Ended June 30, 2014	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except per common share amounts)								
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	$ 2,379	$ 0.32	$ 1,355	$ 0.18	$ 2,762	$0.38	$ 1,682	$ 0.23
Net realized gain (loss) on investments	2		135		(65)		323	
Less tax effect (benefit) on realized gains (losses)	1	-	46		(22)		110	
Net realized gain (loss) on investments, net of taxes	1	$ -	89	$ 0.01	(43)	($0.01)	213	$ 0.03
Net operating income	**$ 2,378**	**$0.32**	**$ 1,266**	**$ 0.17**	**$ 2,805**	**$0.39**	**$ 1,469**	**$ 0.20**
Weighted average diluted shares outstanding	7,362,988		7,358,280		7,355,908		7,352,609	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's overall profitability.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio:

	Three Months Ended June 30,			Six Months Ended June 30,		
	2015	2014	Percentage Point Change	2015	2014	Percentage Point Change
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation						
Net combined ratio excluding the effect of catastrophes	65.4%	70.8%	(5.4) pts	67.4%	70.8%	(3.4) pts
Effect of catastrophe losses						
Net loss and loss adjustment expenses	1.6%	0.0%	1.6 pts	9.5%	7.6%	1.9 pts
Ceding commission revenue	1.5%	0.0%	1.5 pts	6.0%	4.2%	1.8 pts
Total effect of catastrophe losses	3.1%	0.0%	3.1 pts	15.5%	11.8%	3.7 pts
Net combined ratio	**68.5%**	**70.8%**	**(2.3) pts**	**82.9%**	**82.6%**	**0.3 pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Barry Goldstein
Chief Executive Officer
(845) 802-7900

-OR-

INVESTOR RELATIONS:
The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

The following table summarizes gross and net premiums written, net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2015	2014	2015	2014
Gross premiums written:				
Personal lines	$ 16,964,187	$ 14,242,841	$ 31,201,904	$ 25,834,138
Commercial lines	3,501,849	3,550,104	6,301,219	6,346,101
Commercial auto	44,517	1,143,822	579,753	2,135,998
Livery physical damage	2,585,442	1,199,525	4,458,057	2,141,388
Other(1)	84,029	122,864	136,431	156,623
Total	$ 23,180,024	$ 20,259,156	$ 42,677,364	$ 36,614,248
Net premiums written:				
Personal lines	$ 7,219,565	$ 3,624,033	$ 13,172,346	$ 6,348,482
Commercial lines	3,221,303	2,479,187	5,759,078	4,426,011
Commercial auto	42,957	1,103,732	528,871	2,061,132
Livery physical damage	2,585,442	1,199,525	4,458,057	2,141,388
Other(1)	62,426	94,704	91,276	109,431
Total	$ 13,131,693	$ 8,501,181	$ 24,009,628	$ 15,086,444
Net premiums earned:				
Personal lines	$ 6,238,924	$ 2,796,042	$ 12,199,399	$ 5,368,257
Commercial lines	2,452,598	1,753,832	4,864,741	3,334,655
Commercial auto	521,276	1,028,626	1,183,908	2,135,309
Livery physical damage	1,613,890	784,279	2,920,467	1,422,672
Other(1)	39,027	66,594	82,999	94,791
Total	$ 10,865,715	$ 6,429,373	$ 21,251,514	$ 12,355,684
Net loss and loss adjustment expenses:				
Personal lines	$ 1,803,347	$ 1,512,975	$ 6,151,918	$ 3,362,355
Commercial lines	1,831,195	564,708	3,298,888	1,538,446
Commercial auto	238,328	260,131	577,536	1,292,402
Livery physical damage	582,288	310,989	1,130,029	511,828
Other(1)	34,654	112,152	111,800	145,809
Unallocated loss adjustment expenses	281,001	246,984	563,859	482,053
Total	$ 4,770,813	$ 3,007,939	$ 11,834,030	$ 7,332,893
Net loss ratio:				
Personal lines	28.9%	54.1%	50.4%	62.6%
Commercial lines	74.7%	32.2%	67.8%	46.1%
Commercial auto	45.7%	25.3%	48.8%	60.5%
Livery physical damage	36.1%	39.7%	38.7%	36.0%
Other(1)	88.8%	168.4%	134.7%	153.8%
Total	43.9%	46.8%	55.7%	59.3%

(1) "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2015	2014	2015	2014
Revenues				
Net premiums earned	$ 10,865,715	$ 6,429,373	$ 21,251,514	$ 12,355,684
Ceding commission revenue	3,655,522	3,706,049	6,744,926	7,087,332
Net investment income	625,972	451,915	1,200,628	830,703
Net realized gains (losses) on sales of investments	2,263	134,602	(65,231)	322,950
Other income	393,040	250,908	1,024,231	478,465
Total revenues	15,542,512	10,972,847	30,156,068	21,075,134
Expenses				
Loss and loss adjustment expenses	4,770,813	3,007,939	11,834,030	7,332,893
Commission expense	3,600,164	2,903,792	7,012,491	5,486,300
Other underwriting expenses	2,961,663	2,529,075	5,960,818	4,810,824
Other operating expenses	377,843	338,379	706,341	588,414
Depreciation and amortization	246,572	209,935	482,234	393,055
Total expenses	11,957,055	8,989,120	25,995,914	18,611,486
Income from operations before taxes	3,585,457	1,983,727	4,160,154	2,463,648
Income tax expense	1,206,275	629,225	1,398,473	782,013
Net income	2,379,182	1,354,502	2,761,681	1,681,635
Other comprehensive income (loss), net of tax				
Gross change in unrealized (losses) gains on available-for-sale-securities	(1,313,096)	870,921	(607,522)	1,739,665
Reclassification adjustment for (gains) losses included in net income	(2,263)	(134,602)	65,231	(322,950)
Net change in unrealized gains (losses)	(1,315,359)	736,319	(542,291)	1,416,715
Income tax benefit (expense) related to items of other comprehensive income (loss)	447,222	(250,348)	184,379	(481,683)
Other comprehensive income (loss), net of tax	(868,137)	485,971	(357,912)	935,032
Comprehensive income	$ 1,511,045	$ 1,840,473	$ 2,403,769	$ 2,616,667
Earnings per common share:				
Basic	$ 0.32	$ 0.19	$ 0.38	$ 0.23
Diluted	$ 0.32	$ 0.18	$ 0.38	$ 0.23
Weighted average common shares outstanding				
Basic	7,337,817	7,287,935	7,328,098	7,277,313
Diluted	7,362,988	7,358,280	7,355,908	7,352,609
Dividends declared and paid per common share	$ 0.05	$ 0.04	$ 0.10	$ 0.08

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30, 2015 (unaudited)	December 31, 2014
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,258,561 at June 30, 2015 and $5,395,054 at December 31, 2014)	$ 5,135,552	$ 5,128,735
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $56,207,791 at June 30, 2015 and $50,083,441 at December 31, 2014)	56,852,094	51,120,859
Equity securities, available-for-sale, at fair value (cost of $9,028,208 at June 30, 2015 and $7,621,309 at December 31, 2014)	9,275,452	8,017,729
Total investments	71,263,098	64,267,323
Cash and cash equivalents	3,932,397	9,906,878
Premiums receivable, net of provision for uncollectible amounts	10,498,787	8,946,899
Receivables - reinsurance contracts	2,126,803	1,301,549
Reinsurance receivables, net of provision for uncollectible amounts	38,741,165	35,575,276
Deferred policy acquisition costs	9,759,078	8,985,981
Intangible assets, net	1,995,673	2,233,530
Property and equipment, net of accumulated depreciation	2,822,878	2,448,042
Other assets	1,321,191	1,330,944
Total assets	$ 142,461,070	$ 134,996,422
Liabilities		
Loss and loss adjustment expense reserves	$ 41,248,820	$ 39,912,683
Unearned premiums	44,109,982	40,458,041
Advance premiums	1,382,659	1,006,582
Reinsurance balances payable	2,749,770	2,096,363
Deferred ceding commission revenue	6,328,325	5,956,540
Accounts payable, accrued expenses and other liabilities	3,275,664	3,928,137
Income taxes payable	454,133	-
Deferred income taxes	888,044	1,137,180
Total liabilities	100,437,397	94,495,526
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,286,452 shares at June 30, 2015 and 8,235,095 shares at December 31, 2014; outstanding 7,333,664 shares at June 30, 2015 and 7,308,757 shares at December 31, 2014	82,865	82,351
Capital in excess of par	32,928,127	32,873,383
Accumulated other comprehensive income	588,420	946,332
Retained earnings	10,232,494	8,203,003
	43,831,906	42,105,069
Treasury stock, at cost, 952,788 shares at June 30, 2015 and 926,338 shares at December 31, 2014	(1,808,233)	(1,604,173)
Total stockholders' equity	42,023,673	40,500,896
Total liabilities and stockholders' equity	$ 142,461,070	$ 134,996,422